Exhibit 99.1

JELD-WEN Completes Sale of Towanda, PA Facility as a Result of Court-Ordered Divestiture Process

CHARLOTTE, N.C., Jan. 20, 2025 /PRNewswire/ -- JELD-WEN Holding, Inc. (NYSE: JELD) ("JELD-WEN" or the "Company"), a leading global manufacturer of building products, today announced that, in compliance with the court-ordered divestiture of its Towanda, Pennsylvania business, JELD-WEN has completed its previously announced sale of Towanda to Woodgrain Inc. on January 17, 2025 for a purchase price of $115 million, subject to customary closing adjustments.

About JELD-WEN, Inc.

JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, the company operates facilities in 15 countries in North America and Europe and employs approximately 18,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow LinkedIn.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by our use of forward-looking terminology, including the terms "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," or "should," and, in each case, their negative or other various or comparable terminology. These forward-looking statements are based upon the company's current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the company's control. The Company's actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to: the outcome of any objection to the court-ordered divestiture and any related appeals; third-party costs incurred by the Company related to the transaction; the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives; the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations; our pipeline of productivity projects; our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events; risks and uncertainties related to the Company's current financial expectations and projections; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the U.S. Securities and Exchange Commission.

Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
Mfarrington@jeldwen.com

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

SOURCE JELD-WEN Holding, Inc.